Exhibit 1.01

Harman International Industries, Incorporated

Conflict Minerals Report

For The Year Ended December 31, 2014

This Conflict Minerals Report for the year ended December 31, 2014 (this “CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively referred to herein as the “Covered Countries”). Tin, tungsten, tantalum and gold will herein be referred to as “3TGs.”

Harman International Industries, Incorporated (herein referred to as “HARMAN,” the “Company,” “we,” “us,” or “our”) has concluded in good faith that, for the year ended December 31, 2014, we have manufactured or contracted to manufacture products as to which 3TGs are necessary to the functionality or production of such products. Based on a “reasonable country of origin inquiry,” HARMAN knows or has reason to believe that a portion of its necessary 3TGs originated or may have originated in the Covered Countries and knows or has reason to believe that those necessary 3TGs may not be from recycled or scrap sources. As a result of the foregoing, pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the 3TGs as described below, and are required to submit to the Securities and Exchange Commission (“SEC”) this CMR as an Exhibit to our Form SD for the year ended December 31, 2014.

I.	Company Overview

This CMR has been prepared by HARMAN management. The information set forth in this CMR includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated. HARMAN designs and engineers connected products and solutions for consumers, automakers, and enterprises worldwide, including audio, visual and infotainment systems; enterprise automation solutions; and software services, under multiple name brands. We use externally sourced microchips in many of our products, and several independent suppliers manufacture loudspeakers and electronic products for us. Our broad and complex product range may contain 3TGs within the following components:

•	Tantalum, used in capacitors.

•	Tin, used in soldered components.

•	Tungsten, used in coatings, alloys, heating elements and electrodes.

•	Gold, used in circuit boards, electrodes and electronic components.

HARMAN adopted a Conflict Minerals Policy Statement (the “Policy”) which is publicly available on our website at http://www.harman.com/EN-US/OurCompany/ResponsibleBusiness/Pages/SupplyChain.aspx. As stated in the Policy, HARMAN expects each of its suppliers to do all of the following:

•	Establish a conflict mineral policy consistent with the Policy;

•	Complete HARMAN’s Conflict Minerals survey, identifying products they sell to HARMAN and the smelters that provided the original 3TGs; and

•	On an annual basis, provide a report to support HARMAN’s SEC reporting requirements.

II.	Description of Reasonable Country of Origin Inquiry (“RCOI”)

HARMAN’s RCOI employed a combination of measures to determine whether the necessary 3TGs in HARMAN products originated from the Covered Countries. HARMAN’s primary means of determining country of origin of necessary 3TGs was by conducting a supply chain survey with direct suppliers using the EICC-GeSI Conflict Minerals Reporting Template, version 3.02 (“CMRT”). This supply chain survey and the conflict minerals program as a whole has been developed and implemented with our third-party service provider, Assent Compliance Inc. (“Assent”).

It was decided to conduct a survey of all our direct material suppliers (suppliers that provided materials used in HARMAN’s products). We began our scoping process by completing a supplier list extraction from a list of all of HARMAN’s suppliers. This list was then filtered to remove:

•	Suppliers of services and indirect materials (such as capital equipment, information technology, office supplies, and other goods other than production parts); and

•	Inactive suppliers (minimum of 24 months since last purchase).

This ensures that all suppliers surveyed provided items to HARMAN that were used in final HARMAN products in the calendar year ended December 31, 2014. Once the filtering was completed, HARMAN populated the list with contact information and this list, composed of 767 suppliers, was then provided to Assent for upload to their Assent Compliance Manager Software as a Solution (“SaaS”) system.

Assent conducted additional analysis of the supply chain and, combined with supplier feedback, 10.3 percent of suppliers provided a response that allowed Assent and HARMAN to remove these suppliers from the scope of the conflict minerals survey. The factors considered in Assent’s secondary analysis and the information provided that supported removing these suppliers from the scope included:

•	The product supplied is packaging (packaging excludes labels).

•	The parts supplied do not end up in the final product. This includes equipment used to make the product but is not a part of the actual product itself (e.g., industrial equipment, computers, etc.)

•	Supplier is a provider of test lab services (i.e., providers that test the resistance or durability of a product), or other services and indirect materials, or is inactive, but was not previously identified as such.

Assent then conducted the supplier survey portion of the RCOI on the remaining in-scope suppliers, totalling 688.

During the supplier survey, suppliers were contacted via the SaaS system that enables its users to complete and track supplier communications. It also allows suppliers to upload completed CMRTs directly to the platform for red flag assessment and management.

Non-responsive suppliers were contacted a minimum of three times by the Assent Compliance Manager and then were also managed by the Assent Compliance supply chain team in one on one communications. This included two to three follow ups from the supply chain team.

Assent communications included training and education on the completion of the CMRT to alleviate any remaining confusion with suppliers. All of these communications were monitored and tracked in Assent’s system for future reporting and transparency.

The SaaS system also performed automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. All submitted forms are accepted and classified as valid or invalid, but the data is still retained. Suppliers are contacted in regards to invalid forms and requested to resubmit a valid form. As of May 12, 2015, there were 110 invalid supplier submissions.

III.	Due Diligence

Establish Strong Company Management Systems

As described above, HARMAN has adopted the Policy which is posted on our website at http://www.harman.com/EN-US/OurCompany/ResponsibleBusiness/Pages/SupplyChain.aspx.

HARMAN has also established a management system for conflict minerals. Our management system is sponsored by the General Counsel as well as executive-level representatives and a team of subject matter experts from relevant functions such as legal, procurement and engineering, who are responsible for implementing our conflict minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts on a regular basis.

As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in the automotive and consumer and professional electronics sectors. Controls include, but are not limited to, our Code of Conduct which outlines expected behaviors for all HARMAN employees, our Supplier Code of Conduct, and a supplier conflict minerals contract clause which is further described below.

We rely on our direct suppliers to provide information on the origin of any 3TGs contained in components and materials supplied to us – including sources of 3TGs that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for three to five years or more and we cannot unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts, or our contracts renew, we are adding a clause to require suppliers to provide information about the source of any 3TGs and smelters or refiners. It will take a number of years to ensure that all our supplier contracts contain appropriate flow-down clauses. In the meantime, as described below, we are working with selected suppliers to ensure they provide 3TG sourcing information until the contracts can be amended.

We have strengthened our engagement with suppliers through Assent by:

•	providing education on conflict minerals regulation as well as the expectations of the law and for a continued business relationship with HARMAN; and

•	leveraging the existing communications within HARMAN, specifically our procurement department, to encourage their interactions with Assent, as well as understand the requirement for completion.

Feedback from this engagement has allowed us to enhance the training and to focus and adapt it to each supplier’s needs. It has also allowed for our supplier communications to be more focused and ensure expectations are clear.

We have multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of HARMAN’s policies. We have a policy to retain relevant documentation for a period of at least six years.

Design of the Due Diligence Process

Our due diligence measures have been designed to conform with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

In accordance with OECD Guidance, it is important to understand risk levels associated with 3TGs in the supply chain. Suppliers that utilize smelters for the production of 3TGs that are not certified DRC conflict-free pose a significant risk to the supply chain. In the SaaS system, this risk is classified as “High,” “Medium” or “Low,” and is generated based on three scoring criteria:

•	Regulated Body: this assesses whether the smelter has an associated regulated body number (Smelter CID Number is the primary method).

•	Proximity: this assesses the level of risk of the country where the smelter is located.

•	Level 1 Countries are countries with known active ore production for tin or tantalum that are not identified as conflict regions or plausible countries of smuggling or export of tin or tantalum containing materials. Level 1 Countries are located in North or South America, Australia or Europe.

•	Level 2 Countries are countries that are known or are plausible countries for smuggling or export out of Level 3 countries, or transit of materials containing tin or tantalum. Level 2 Countries currently include Kenya, Mozambique, and South Africa.

•	Level 3 Countries are the Covered Countries.

•	Certification: this assesses whether the smelter is certified conflict-free via the Conflict-Free Sourcing Initiative (“CFSI”) or the London Bullion Market Association (“LBMA”) Responsible Gold Programme.

We also calculate supplier risk based on the chances that the supplier provides 3TGs that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, further assisting in identifying risk in the supply chain, suppliers are evaluated on program strength. While many of our suppliers are only in the initial stages of implementing a conflict minerals program, evaluating and tracking the strength of each supplier’s conflict minerals program meets the OECD Guidance and assists us in making key risk mitigation decisions as each supplier’s program progresses. The criteria used to evaluate the strength of each program are:

•	Whether the supplier has a policy in place that includes DRC conflict-free sourcing.

•	Whether the supplier has implemented due diligence measures for DRC conflict-free sourcing.

•	Whether the supplier verifies due diligence information received from its suppliers.

•	Whether the verification process includes corrective action management.

Based on the foregoing, each supplier’s program is identified as either “Strong” or “Weak.”

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of 3TGs in our products, including (i) seeking information about 3TG smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT, (ii) verifying those 3TG smelters and refiners with the expanding CFSI lists and (iii) conducting further due diligence review of the 3TG smelters and refiners, and obtaining additional documentation and verification, as applicable. Our existing policy related to documentation relevant to our conflict mineral compliance process requires that such documentation will be retained for a period of at least six years.

Design and Implement a Strategy to Respond to Risks

In response to the risk assessment described in the foregoing section, HARMAN has an approved risk management plan through which the conflict minerals program is implemented, managed and monitored. If a supplier’s conflict minerals program is identified as “Weak” this is a risk that is dealt with by implementing supplier corrective action measures which ensure HARMAN suppliers have policies and procedures in place that will produce the necessary data in an accurate manner. Once obtained, the data, including smelter and refiner information, is then verified and a risk level of “High,” “Medium” or “Low” is designated, as described in the foregoing section. Updates to the risk assessment of suppliers are provided regularly to senior management.

As part of our risk management plan, to ensure suppliers understand our expectations, we have provided both video, recorded training and documented instructions through Assent. As the program progresses, contacts via email and phone by HARMAN procurement team members will be completed as an escalation to ensure the importance of a response via CMRTs to Assent and the required cooperation for compliance with the conflict minerals rules will be emphasized.

We intend to engage with any of our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may support conflict in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict, as provided in the OECD Guidance. We have found no instances where it was necessary to terminate a contract or find a replacement supplier.

IV.	Due Diligence Results

The large majority of the responses received from the supplier survey provided data at a company or divisional level or were unable to specify the smelters or refiners used for components supplied to HARMAN. We are therefore unable to determine whether the 3TGs reported by the suppliers were contained in components or parts supplied to us. Furthermore, suppliers did not always provide smelter lists nor were the smelter lists consistently completed with smelter identification numbers, and therefore we were unable to validate that any of these smelters or refiners are actually in our supply chain.

The current efforts focus on gathering smelter information via the CMRT and, as the program progresses, requiring full completion of all necessary smelter identification information which will enable the validation and disclosure of the smelters as well as the tracing of 3TGs to their location of origin. Seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of 3TGs in our supply chain.

Certain of the responses provided by suppliers to the CMRT did include the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent compared these facilities listed in the responses to the list of smelters maintained by the CFSI, the United States Department of Commerce and the LBMA and, if a supplier indicated that the facility was certified as conflict-free, confirmed that the name was listed by CFSI.

As of May 12, 2015, we have validated 286 smelters or refiners and are working to validate the additional smelter and refiner entries from the submitted CMRTs. The table set forth on Schedule 1 to this CMR lists the valid smelters identified by suppliers we surveyed. Not all of these facilities have necessarily processed 3TGs contained in our 2014 products. This is because our suppliers generally provided facility information via the CMRT at the company or divisional level, and generally did not limit their CMRT responses to facility information for 3TGs in products they supply to HARMAN specifically. The table set forth on Schedule 2 lists the countries where the valid smelters identified by suppliers are located. Again, as our suppliers generally provided facility information via the CMRT at the company or divisional level, and generally did not limit their CMRT responses to facility information for 3TGs in products they supply to HARMAN specifically, 3TGs contained in our 2014 products did not necessarily originate in the countries listed on Schedule 2.

Based on the smelter lists provided by suppliers via the CMRTs, we are aware that there are 18 smelters sourcing from the Covered Countries and certified conflict-free, and a number of other smelters of which the source is not disclosed at this time but are certified conflict-free smelters. Many suppliers are still unable to provide the smelters or refiners used for materials supplied to us. Furthermore, many of the responses provided at the company or division level indicated an “unknown” status in terms of determining the origin of 3TGs.

V.	Steps to be Taken to Mitigate Risk

Our conflict minerals program will continue to focus on vetting smelter and refiner data including:

•	Working with suppliers to move to the CMRT 4.0 where new smelter IDs have been assigned.

•	Requiring the use of the smelter identification numbers. Supplier responses will not be considered complete without identification numbers.

•	Suppliers will also be requested to inform HARMAN of the correlation between these smelters or refiners and the products and parts they supply to HARMAN.

•	A comparison of the facilities identified to the CFSI list of smelters.

•	Efforts to determine mine or location of origin.

We also intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in our products could benefit armed groups in the Covered Countries:

•	Include a conflict minerals flow-down clause in new or renewed supplier contracts.

•	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

•	Engage any of our suppliers found to be supplying us with 3TGs from sources that directly or indirectly finance armed conflict in the Covered Countries to establish an alternative source of 3TGs that does not support such armed conflict.

Harman International Industries, Incorporated

Conflict Minerals Report

For The Year Ended December 31, 2014

Schedule 1

Harman believes that each of the smelters and refiners listed below that are marked with a [*] have been verified as complying with the Conflict-Free Sourcing Initiative (“CFSI”) or the London Bullion Market Association (“LBMA”) Responsible Gold Programme.

Metal	Standard Smelter Name		Smelter Facility Location	Smelter ID

Gold	Aida Chemical Industries Co. Ltd.	*	JAPAN	CID000019

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	*	GERMANY	CID000035

Gold	Almalyk Mining and Metallurgical Complex (AMMC)		UZBEKISTAN	CID000041

Gold	AngloGold Ashanti Córrego do Sítio Minerção	*	BRAZIL	CID000058

Gold	Argor-Heraeus SA	*	SWITZERLAND	CID000077

Gold	Asahi Pretec Corporation	*	JAPAN	CID000082

Gold	Asaka Riken Co Ltd		JAPAN	CID000090

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	*	TURKEY	CID000103

Gold	Aurubis AG	*	GERMANY	CID000113

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)		PHILIPPINES	CID000128

Gold	Bauer Walser AG		GERMANY	CID000141

Gold	Boliden AB	*	SWEDEN	CID000157

Gold	C. Hafner GmbH + Co. KG	*	GERMANY	CID000176

Gold	Caridad		MEXICO	CID000180

Gold	CCR Refinery – Glencore Canada Corporation	*	CANADA	CID000185

Gold	Cendres + Métaux SA		SWITZERLAND	CID000189

Gold	Chimet S.p.A.	*	ITALY	CID000233

Gold	China National Gold Group Corporation		CHINA	CID000242

Gold	Chugai Mining		JAPAN	CID000264

Gold	Colt Refining		UNITED STATES	CID000288

Gold	Daejin Indus Co. Ltd		KOREA, REPUBLIC OF	CID000328

Gold	Daye Non-Ferrous Metals Mining Ltd.		CHINA	CID000343

Gold	Do Sung Corporation		KOREA, REPUBLIC OF	CID000359

Gold	Doduco		GERMANY	CID000362

Gold	Dowa	*	JAPAN	CID000401

Gold	Eco-System Recycling Co., Ltd.	*	JAPAN	CID000425

Gold	FSE Novosibirsk Refinery		RUSSIAN FEDERATION	CID000493

Gold	Gansu Seemine Material Hi-Tech Co Ltd		CHINA	CID000522

Gold	Guangdong Jinding Gold Limited		CHINA	CID002312

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.		CHINA	CID000671

Gold	Heimerle + Meule GmbH	*	GERMANY	CID000694

Gold	Heraeus Ltd. Hong Kong	*	HONG KONG	CID000707

Gold	Heraeus Precious Metals GmbH & Co. KG	*	GERMANY	CID000711

Gold	Hunan Chenzhou Mining Group Co., Ltd.		CHINA	CID000767

Gold	Hwasung CJ Co. Ltd		KOREA, REPUBLIC OF	CID000778

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited		CHINA	CID000801

Gold	Ishifuku Metal Industry Co., Ltd.	*	JAPAN	CID000807

Gold	Istanbul Gold Refinery	*	TURKEY	CID000814

Gold	Japan Mint	*	JAPAN	CID000823

Gold	Jiangxi Copper Company Limited		CHINA	CID000855

Gold	Johnson Matthey Inc	*	UNITED STATES	CID000920

Gold	Johnson Matthey Ltd	*	CANADA	CID000924

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	*	RUSSIAN FEDERATION	CID000927

Gold	JSC Uralelectromed	*	RUSSIAN FEDERATION	CID000929

Gold	JX Nippon Mining & Metals Co., Ltd.	*	JAPAN	CID000937

Gold	Kazzinc Ltd	*	KAZAKHSTAN	CID000957

Gold	Kennecott Utah Copper LLC	*	UNITED STATES	CID000969

Gold	Kojima Chemicals Co., Ltd	*	JAPAN	CID000981

Gold	Korea Metal Co. Ltd		KOREA, REPUBLIC OF	CID000988

Gold	Kyrgyzaltyn JSC		KYRGYZSTAN	CID001029

Gold	L’ azurde Company For Jewelry	*	SAUDI ARABIA	CID001032

Gold	Lingbao Gold Company Limited		CHINA	CID001056

Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.		CHINA	CID001058

Gold	LS-NIKKO Copper Inc.	*	KOREA, REPUBLIC OF	CID001078

Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd		CHINA	CID001093

Gold	Materion	*	UNITED STATES	CID001113

Gold	Matsuda Sangyo Co., Ltd.	*	JAPAN	CID001119

Gold	Metalor Technologies (Hong Kong) Ltd	*	HONG KONG	CID001149

Gold	Metalor Technologies (Singapore) Pte. Ltd.	*	SINGAPORE	CID001152

Gold	Metalor Technologies SA	*	SWITZERLAND	CID001153

Gold	Metalor USA Refining Corporation	*	UNITED STATES	CID001157

Gold	Met-Mex Peñoles, S.A.	*	MEXICO	CID001161

Gold	Mitsubishi Materials Corporation	*	JAPAN	CID001188

Gold	Mitsui Mining and Smelting Co., Ltd.	*	JAPAN	CID001193

Gold	Moscow Special Alloys Processing Plant		RUSSIAN FEDERATION	CID001204

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	*	TURKEY	CID001220

Gold	Navoi Mining and Metallurgical Combinat		UZBEKISTAN	CID001236

Gold	Nihon Material Co. LTD	*	JAPAN	CID001259

Metal	Standard Smelter Name		Smelter Facility Location	Smelter ID

Gold	Ohio Precious Metals, LLC	*	UNITED STATES	CID001322

Gold	Ohura Precious Metal Industry Co., Ltd	*	JAPAN	CID001325

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	*	RUSSIAN FEDERATION	CID001326

Gold	OJSC Kolyma Refinery		RUSSIAN FEDERATION	CID001328

Gold	PAMP SA	*	SWITZERLAND	CID001352

Gold	Penglai Penggang Gold Industry Co Ltd		CHINA	CID001362

Gold	Prioksky Plant of Non-Ferrous Metals		RUSSIAN FEDERATION	CID001386

Gold	PT Aneka Tambang (Persero) Tbk	*	INDONESIA	CID001397

Gold	PX Précinox SA	*	SWITZERLAND	CID001498

Gold	Rand Refinery (Pty) Ltd	*	SOUTH AFRICA	CID001512

Gold	Royal Canadian Mint	*	CANADA	CID001534

Gold	Sabin Metal Corp.		UNITED STATES	CID001546

Gold	SAMWON METALS Corp.		KOREA, REPUBLIC OF	CID001562

Gold	Schone Edelmetaal	*	NETHERLANDS	CID001573

Gold	SEMPSA Joyería Platería SA	*	SPAIN	CID001585

Gold	Shandong Tarzan Bio-Gold Co Ltd		China	Not specified

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	*	CHINA	CID001622

Gold	So Accurate Group, Inc.		UNITED STATES	CID001754

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals		RUSSIAN FEDERATION	CID001756

Gold	Solar Applied Materials Technology Corp.	*	TAIWAN	CID001761

Gold	Sumitomo Metal Mining Co., Ltd.	*	JAPAN	CID001798

Gold	Tanaka Kikinzoku Kogyo K.K.	*	JAPAN	CID001875

Gold	The Great Wall Gold and Silver Refinery of China		CHINA	CID001909

Gold	The Refinery of Shandong Gold Mining Co. Ltd	*	CHINA	CID001916

Gold	Tokuriki Honten Co., Ltd	*	JAPAN	CID001938

Gold	Tongling nonferrous Metals Group Co.,Ltd		CHINA	CID001947

Gold	Torecom		KOREA, REPUBLIC OF	CID001955

Gold	Umicore Brasil Ltda	*	BRAZIL	CID001977

Gold	Umicore Precious Metals Thailand	*	THAILAND	CID002314

Gold	Umicore SA Business Unit Precious Metals Refining	*	BELGIUM	CID001980

Gold	United Precious Metal Refining, Inc.	*	UNITED STATES	CID001993

Gold	Valcambi SA	*	SWITZERLAND	CID002003

Gold	Western Australian Mint trading as The Perth Mint	*	AUSTRALIA	CID002030

Gold	YAMAMOTO PRECIOUS METAL CO., LTD.		JAPAN	CID002100

Gold	Yokohama Metal Co Ltd		JAPAN	CID002129

Gold	Yunnan Copper Industry Co Ltd		CHINA	CID000197

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	*	CHINA	CID002224

Gold	Zijin Mining Group Co. Ltd	*	CHINA	CID002243

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	*	CHINA	CID000211

Tantalum	Conghua Tantalum and Niobium Smeltry	*	CHINA	CID000291

Tantalum	Duoluoshan	*	CHINA	CID000410

Tantalum	Exotech Inc.	*	UNITED STATES	CID000456

Tantalum	F&X Electro-Materials Ltd.	*	CHINA	CID000460

Tantalum	Global Advanced Metals Aizu	*	JAPAN	CID002558

Tantalum	Global Advanced Metals Boyertown	*	UNITED STATES	CID002557

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	*	CHINA	CID000616

Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	*	CHINA	CID002501

Tantalum	H.C. Starck Co., Ltd.	*	THAILAND	CID002544

Tantalum	H.C. Starck GmbH Goslar	*	GERMANY	CID002545

Tantalum	H.C. Starck GmbH Laufenburg	*	GERMANY	CID002546

Tantalum	H.C. Starck Hermsdorf GmbH	*	GERMANY	CID002547

Tantalum	H.C. Starck Inc.	*	UNITED STATES	CID002548

Tantalum	H.C. Starck Ltd.	*	JAPAN	CID002549

Tantalum	H.C. Starck Smelting GmbH & Co.KG	*	GERMANY	CID002550

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	*	CHINA	CID002492

Tantalum	Hi-Temp	*	UNITED STATES	CID000731

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	*	CHINA	CID000914

Tantalum	Jiujiang Tanbre Co., Ltd.	*	CHINA	CID000917

Tantalum	KEMET Blue Metals	*	MEXICO	CID002539

Tantalum	KEMET Blue Powder	*	UNITED STATES	CID002568

Tantalum	King-Tan Tantalum Industry Ltd	*	CHINA	CID000973

Tantalum	LSM Brasil S.A.	*	BRAZIL	CID001076

Tantalum	Metallurgical Products India (Pvt.) Ltd.	*	INDIA	CID001163

Tantalum	Mineração Taboca S.A.	*	BRAZIL	CID001175

Tantalum	Mitsui Mining & Smelting	*	JAPAN	CID001192

Tantalum	Molycorp Silmet A.S.	*	ESTONIA	CID001200

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	*	CHINA	CID001277

Tantalum	Nippon Mining & Metals Co. Ltd.		Japan	Not specified

Tantalum	Plansee SE Liezen	*	AUSTRIA	CID002540

Tantalum	Plansee SE Reutte	*	AUSTRIA	CID002556

Tantalum	QuantumClean	*	UNITED STATES	CID001508

Tantalum	RFH Tantalum Smeltry Co., Ltd	*	CHINA	CID001522

Tantalum	Shanghai Jiangxi Metals Co. Ltd		CHINA	CID001634

Tantalum	Solikamsk Magnesium Works OAO	*	RUSSIAN FEDERATION	CID001769

Tantalum	Taki Chemicals	*	JAPAN	CID001869

Metal	Standard Smelter Name		Smelter Facility Location	Smelter ID

Tantalum	Telex	*	UNITED STATES	CID001891

Tantalum	Ulba	*	KAZAKHSTAN	CID001969

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	*	CHINA	CID002307

Tantalum	Zhuzhou Cement Carbide	*	CHINA	CID002232

Tin	Alpha	*	UNITED STATES	CID000292

Tin	Amalgamet Inc.		Peru	Not specified

Tin	China Rare Metal Materials Company	*	CHINA	CID000244

Tin	China Tin Group Co., Ltd.		CHINA	CID001070

Tin	CNMC (Guangxi) PGMA Co. Ltd.		CHINA	CID000278

Tin	Cooper Santa		BRAZIL	CID000295

Tin	CSC Pure Technologies		Russia	Not specified

Tin	CV Duta Putra Bangka		Indonesia	Not specified

Tin	CV Gita Pesona		INDONESIA	CID000306

Tin	CV JusTindo		INDONESIA	CID000307

Tin	CV Makmur Jaya		INDONESIA	CID000308

Tin	CV Nurjanah		INDONESIA	CID000309

Tin	CV Serumpun Sebalai		INDONESIA	CID000313

Tin	CV United Smelting	*	INDONESIA	CID000315

Tin	Dongguan Qiandao Tin Co., Ltd		China	Not specified

Tin	Dowa	*	JAPAN	CID000402

Tin	EFD INC.		United States	Not specified

Tin	Electroloy Metal Pte		Singapore	Not specified

Tin	EM Vinto	*	BOLIVIA	CID000438

Tin	Estanho de Rondônia S.A.		BRAZIL	CID000448

Tin	Fenix Metals		POLAND	CID000468

Tin	Gejiu Kai Meng Industry and Trade LLC		CHINA	CID000942

Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	*	CHINA	CID000538

Tin	Gejiu Zi-Li		CHINA	CID000555

Tin	Hongqiao Metals (Kunshan) Co., Ltd.		China	Not specified

Tin	Huichang Jinshunda Tin Co. Ltd		CHINA	CID000760

Tin	Hyundai-Steel		Korea, Republic of	Not specified

Tin	Jean Goldschmidt International SA		Belgium	Not specified

Tin	Jiangxi Nanshan		CHINA	CID000864

Tin	Koki Products Co. Ltd.		Thailand	Not specified

Tin	KOVOHUTE PRIBRAM NASTUPNICKA, A.S.		Czech Republic	Not specified

Tin	Linwu Xianggui Smelter Co		CHINA	CID001063

Tin	Magnu’s Minerais Metais e Ligas LTDA	*	BRAZIL	CID002468

Tin	Malaysia Smelting Corporation (MSC)	*	MALAYSIA	CID001105

Tin	Melt Metais e Ligas S/A	*	BRAZIL	CID002500

Tin	Metallo Chimique	*	BELGIUM	CID001143

Tin	Mineração Taboca S.A.	*	BRAZIL	CID001173

Tin	Minsur	*	PERU	CID001182

Tin	Mitsubishi Materials Corporation	*	JAPAN	CID001191

Tin	Novosibirsk Integrated Tin Works		RUSSIAN FEDERATION	CID001305

Tin	O.M. Manufacturing (Thailand) Co., Ltd.		THAILAND	CID001314

Tin	O.M. Manufacturing Philippines, Inc.		PHILIPPINES	CID002517

Tin	OMSA	*	BOLIVIA	CID001337

Tin	PBT		France	Not specified

Tin	Poongsan Corporation		Korea, Republic of	Not specified

Tin	POSCO		Korea, Republic of	Not specified

Tin	PT Alam Lestari Kencana		INDONESIA	CID001393

Tin	PT Artha Cipta Langgeng		INDONESIA	CID001399

Tin	PT ATD Makmur Mandiri Jaya	*	INDONESIA	CID002503

Tin	PT Babel Inti Perkasa	*	INDONESIA	CID001402

Tin	PT Babel Surya Alam Lestari		INDONESIA	CID001406

Tin	PT Bangka Kudai Tin		INDONESIA	CID001409

Tin	PT Bangka Putra Karya	*	INDONESIA	CID001412

Tin	PT Bangka Timah Utama Sejahtera		INDONESIA	CID001416

Tin	PT Bangka Tin Industry	*	INDONESIA	CID001419

Tin	PT Belitung Industri Sejahtera	*	INDONESIA	CID001421

Tin	PT BilliTin Makmur Lestari		INDONESIA	CID001424

Tin	PT Bukit Timah	*	INDONESIA	CID001428

Tin	PT DS Jaya Abadi	*	INDONESIA	CID001434

Tin	PT Eunindo Usaha Mandiri	*	INDONESIA	CID001438

Tin	PT Fang Di MulTindo		INDONESIA	CID001442

Tin	PT HANJAYA PERKASA METALS		INDONESIA	CID002287

Tin	PT HP Metals Indonesia		INDONESIA	CID001445

Tin	PT Inti Stania Prima		INDONESIA	CID002530

Tin	PT Karimun Mining		INDONESIA	CID001448

Tin	PT Koba Tin		INDONESIA	CID001449

Tin	PT Mitra Stania Prima	*	INDONESIA	CID001453

Tin	PT Panca Mega Persada	*	INDONESIA	CID001457

Tin	PT Pelat Timah Nusantara Tbk		INDONESIA	CID001486

Tin	PT Prima Timah Utama	*	INDONESIA	CID001458

Tin	PT REFINED BANGKA TIN	*	INDONESIA	CID001460

Metal	Standard Smelter Name		Smelter Facility Location	Smelter ID

Tin	PT Sariwiguna Binasentosa	*	INDONESIA	CID001463

Tin	PT Seirama Tin investment		INDONESIA	CID001466

Tin	PT Stanindo Inti Perkasa	*	INDONESIA	CID001468

Tin	PT Sumber Jaya Indah		INDONESIA	CID001471

Tin	PT Supra Sukses Trinusa		INDONESIA	CID001476

Tin	PT Tambang Timah	*	INDONESIA	CID001477

Tin	PT Timah (Persero), Tbk	*	INDONESIA	CID001482

Tin	PT Tinindo Inter Nusa	*	INDONESIA	CID001490

Tin	PT Tommy Utama		INDONESIA	CID001493

Tin	PT Yinchendo Mining Industry		INDONESIA	CID001494

Tin	Pure Technology		Russia	Not specified

Tin	Rahman Hydraulic Tin Sdn Bhd		Malaysia	Not specified

Tin	Rui Da Hung		TAIWAN	CID001539

Tin	Senju Metal Industry Co., Ltd		Japan	Not specified

Tin	SGS		Bolivia	Not specified

Tin	Soft Metais, Ltda.		BRAZIL	CID001758

Tin	Technic Inc.		United States	Not specified

Tin	Thaisarco	*	THAILAND	CID001898

Tin	White Solder Metalurgia e Mineração Ltda.	*	BRAZIL	CID002036

Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.		CHINA	CID002158

Tin	Yunnan Tin Company, Ltd.	*	CHINA	CID002180

Tungsten	A.L.M.T. Corp.		JAPAN	CID000004

Tungsten	Air Products		United States	Not specified

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.		China	CID002513

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.		CHINA	CID000258

Tungsten	Dayu Weiliang Tungsten Co., Ltd.		CHINA	CID000345

Tungsten	Fujian Jinxin Tungsten Co., Ltd.		CHINA	CID000499

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	*	CHINA	CID000875

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	*	CHINA	CID002315

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.		CHINA	CID000868

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	*	CHINA	CID002494

Tungsten	Global Tungsten & Powders Corp.	*	UNITED STATES	CID000568

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.		CHINA	CID000218

Tungsten	H.C. Starck GmbH		GERMANY	CID002541

Tungsten	H.C. Starck Smelting GmbH & Co.KG		GERMANY	CID002542

Tungsten	Hunan Chenzhou Mining Group Co., Ltd.		CHINA	CID000766

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	*	CHINA	CID000769

Tungsten	Izawa Metal Co., Ltd		Japan	Not specified

Tungsten	Japan New Metals Co., Ltd.	*	JAPAN	CID000825

Tungsten	Jiangsu Hetian Technological Material Co., Ltd		China	Not specified

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	*	CHINA	CID002321

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.		CHINA	CID002313

Tungsten	Jiangxi Richsea New Materials Co., Ltd.		CHINA	CID002493

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.		CHINA	CID002318

Tungsten	Jiangxi Tungsten Co., Ltd		China	Not specified

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.		CHINA	CID002317

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.		CHINA	CID002316

Tungsten	Kennametal Fallon		UNITED STATES	CID000966

Tungsten	Kennametal Huntsville		UNITED STATES	CID000105

Tungsten	Luoyang Mudu Tungsten & Molybdenum Technology Co., Ltd.		China	Not specified

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	*	CHINA	CID002319

Tungsten	Nanchang Cemented Carbide Limited Liability Company		China	Not specified

Tungsten	North American Tungsten		Canada	Not specified

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC		VIET NAM	CID002543

Tungsten	Saganoseki Smelter & Refinery		Japan	Not specified

Tungsten	Sumitomo Metal Mining Co. Ltd.		Japan	Not specified

Tungsten	TaeguTec Ltd.		Korea, Republic of	Not specified

Tungsten	Tamano Smelter, Hibi Kyodo Smelting Co., Ltd		Japan	Not specified

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.		VIET NAM	CID001889

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	*	VIET NAM	CID002011

Tungsten	Voss Metals Company, Inc		United States	Not specified

Tungsten	Wolfram Bergbau und Hütten AG	*	AUSTRIA	CID002044

Tungsten	Wolfram Company CJSC		RUSSIAN FEDERATION	CID002047

Tungsten	Xiamen Honglu Tungsten Molybdenum Industry Co. Ltd		China	Not specified

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	*	CHINA	CID002320

Tungsten	Xiamen Tungsten Co., Ltd.	*	CHINA	CID002082

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.		CHINA	CID002095

Tungsten	Zhangyuan Tungsten Co., Ltd		China	Not specified

Harman International Industries, Incorporated

Conflict Minerals Report

For The Year Ended December 31, 2014

Schedule 2

Publicly available information on countries of origin for the smelters listed in Schedule 1 are included here.

Countries of Origin
Argentina	Kazakhstan
Australia	Kenya
Austria	Malaysia
Bolivia	Mali
Botswana	Mexico
Brazil	Mozambique
Bulgaria	Namibia
Burkina Faso	Peru
Canada	Russian Federation
Central Africa	Rwanda
Chile	South Africa
China	Taiwan
Cote d’Ivoire	Tanzania
Democratic Republic of Congo (DRC)	Thailand
Egypt	Turkey
Ethiopia	United Arab Emirates
Finland	United States
Ghana	Vietnam
Guinea	Zambia
Indonesia	Zimbabwe